UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant	Filed by a party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

ALPHABET INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Important Information

The following soliciting material is being made by the Company pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended. On April 21, 2023, the Company filed with the Securities and Exchange Commission (the “SEC”) a proxy statement and accompanying proxy card concerning the solicitation of proxies by the board of directors in connection with the election of directors and other actions to be taken at the Company’s 2023 annual meeting of stockholders. Stockholders are urged to read the proxy statement and accompanying materials, including the Company’s 2022 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), because they contain important information. Stockholders are able to obtain the proxy statement, free of charge, at the SEC’s website at www.sec.gov. Additionally, the proxy statement and the Annual Report are available at the Company’s Investor Relations website, free of charge, at https://abc.xyz/investor/other/annual-meeting/.

The following is an excerpt from the Annual Report.

Building trust by building a safer digital world

With a security infrastructure built into our products, we work to keep people safe at scale and help them feel confident as they navigate their digital world. In 2022, we shared a new account safety status feature across our apps to flag action that needs to be taken to further secure Google Accounts; continued our work toward a passwordless future with passkey, a new credential to unlock your account; and made updates to resources like virtual cards and SafeSearch to protect payment information and help filter explicit content for families.

Google has always provided a secure cloud infrastructure, with more than 6 million websites protected from fraud and bots by our cybersecurity technology. We strengthened our leadership in this area with the acquisition of Mandiant, adding industry-leading threat intelligence and incident response capabilities. In 2022, Mandiant helped more than 1,800 customers prepare for or recover from critical cybersecurity incidents.

9:30
My Ad Center
Personalized ads
On
Your ads, your choice
Easily customize the ads you see on Google Search, YouTube, and Discover — and control the info used to personalize them.

My Ad Center

Users' data are theirs to control, and in My Ad Center, they can learn more about the information used to serve them ads; with "Customize Ads," they can choose the topics and brands they want to see more or less of.

Protecting privacy is essential to online safety, and we've open-sourced privacy-preserving technologies that we pioneered, including federated learning and differential privacy, to make them accessible to developers everywhere. Building upon that work, we introduced Protected Computing, a growing toolkit of technologies that transform how, when, and where data are processed to ensure the privacy and safety of your data by minimizing your data footprint, de-identifying data, and restricting access to sensitive data.

Online safety also includes having control over personal information. We've updated our removal policies and introduced a new tool to make it easier to request the removal of Google Search results, including your contact details such as phone number, home address, and email addresses. We also launched My Ad Center to give users more control over the types of ads they see on YouTube, Search, and their Discover feed.

Year in Review 2022

Taking on the climate crisis

The climate crisis remains humanity's greatest collective challenge, and we build sustainability into our operations, products, partnerships, and investments. Our goal to operate our data center and office campuses on 24/7 carbon-free energy by 2030 remains one of our greatest ambitions, and we have made significant progress – this is part of our broader goal to achieve net zero emissions across our operations and value chain, including consumer hardware products, by 2030.

To expand access to clean energy, we supported clean energy projects, including new solar and wind projects in the U.S., U.K., Denmark, Spain, Finland, and Chile. To ensure we're optimizing our operations, we use AI technology to shift flexible compute tasks at our data centers across time and space to better align with lower-carbon hours on the grid, using our carbon-intelligent computing platform. We advanced the development of time-based energy attribute certificates (T-EACs), a tool to enable clean energy production, consumption, and trading to be tracked on an hourly basis.

We also unveiled a number of new features across our products to help people make environmentally conscious choices each day. For enterprise customers, Google Cloud launched a pilot program to help customers transition to clean energy by building a clear picture of their electricity emissions profile using AI-generated historical and real-time insights. In Maps, we expanded cycling navigation guidance with new information to easily compare bike routes and get granular details about the route (where data are available) to prepare for the ride ahead. People can now also find sustainable hotel options with the "eco-certified" filter, with each hotel offering details on their practices like waste reduction or sustainable sourcing, and they can compare flight emissions for similar trips in Google Flights. Anticipating environmental risks is a critical challenge; we globally launched FloodHub, an AI-powered platform that displays flood forecasts and shows when and where floods may occur to help organizations prepare.

To help maximize the life of our hardware and reduce e-waste, we made it simpler for anyone to repair, return, or recycle their Pixel phone. People in the U.S., U.K., Canada, Australia, and EU countries where Pixel is available can now find spare parts for many of our older Pixel models through Pixel 7 Pro and future Pixel models on ifixit.com. With our recycling program, people can mail in their old or unused devices, and we'll responsibly recycle them.

Our Startups for Sustainable Development program has broadened its reach.

400
startups supported

70
countries

150
partner organizations networked

Cleaner performance

As part of Google's progress toward operating 24/7 on carbon-free energy, we have developed new cooling solutions, including a low-water alternative that can reduce a data center's water use by as much as 50% while preserving efficiency.

Local ecology

Google's real estate and ecology teams collaborate to bring nature back into the built environment on our campuses. Here, two members of the ecology team walk along a path between native plants in the South Bay campus.

Sustainable startups

The Startups for Sustainable Development program provides long-term support for new ventures like Earthly, a startup with a mission to help businesses remove at least one billion tons of carbon by 2030.

Year in Review 2022

"We just don't have the same climate we used to. Technology allows us to continue to push forward so the vineyards will outlast us."

– Riggs Lokka, Emeritus Vineyards

Adam Koeppel and Tyler Locke co-founded Agrology to help farmers adapt to changing climates. Using Google Cloud with TensorFlow, public benefit corporation Agrology runs machine learning models on sensor data to provide predictive insights for growers like multigeneration Emeritus Vineyards.